Exhibit 99.1

NEWS RELEASE

DATE:	January 28, 2009 4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP–NASDAQ, MSFG –

Announces Earnings for the Fourth Quarter and Full Year 2008

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the fourth quarter and twelve months ended December 31, 2008.  The Company reported net income of $1.3 million for the fourth quarter and earnings per share of $0.07 compared to the $0.26 per share reported in the fourth quarter of 2007.  During the fourth quarter of 2008, the Company increased its loan loss provision expense by approximately $4.7 million when compared to the third quarter of 2008 and $7.0 million over the fourth quarter of 2007.  The additional provision expense was primarily attributable to the continued deterioration of the Company’s real estate builder and development loan portfolios as well as the overall weakness in economic conditions.  In addition, the Company incurred a $1.2 million impairment charge on its mortgage servicing rights in the fourth quarter of 2008 as the decrease in mortgage rates had a significant negative impact on the value of these assets.  For the twelve months ended December 31, 2008, the Company reported net income of $19.2 million and earnings per share of $1.00 compared to $1.17 for 2007.

Mr. Brown stated, “2008 was the most difficult year in our industry since the early 1980’s and the fourth quarter was the most challenging of the year.  The deepening recession has impacted our customers and, as a result, MainSource has experienced further deterioration in its loan portfolio.  The increases in delinquent and non-performing loans were primarily concentrated in the company’s real estate builder and development portfolios, although it is evident that other business customers are also experiencing stress.  To ensure the adequacy of the allowance in the weakened economy, MainSource significantly added to its loan loss reserves providing $10 million for the fourth quarter compared to $3 million for the same period a year ago and $8 million more than charge-offs for the period.  As a result, our allowance to total loans increased to 1.73% from 0.85% at the end of 2007.  We will continue to provide for our loan losses as we determine necessary to prudently manage through this difficult time.”

Mr. Brown continued, “On January 16, 2009, MainSource issued $57 million in preferred stock to the U.S. Treasury as part of the Treasury’s Capital Purchase Program.  This Program, which permits the Treasury to invest in healthy banks, is intended to assist banks in maintaining strong capital levels while addressing the current challenging economic conditions and allowing those banks to continue to lend.  The capital received by MainSource increases our tier one capital level to a projected 9.2% and our total capital level to a projected 14.0%, both of which are well above regulatory minimums.  I am pleased that during the fourth quarter our loan portfolio grew by $40 million, which equates to an annualized growth rate of 8% and demonstrates our continued commitment to provide access to credit in the markets we serve.”

“In addition, during the fourth quarter of 2008 we successfully completed the integration of 1st Independence into MainSource.  I am especially proud of our employees who worked hard to insure a seamless transition.  While we are concerned about the deepening recession and the effect it may have on our customer base, we believe we are taking the appropriate steps to successfully manage through the environment and are positioning MainSource to capitalize on the various opportunities that may arise out of these difficult times,” concluded Mr. Brown.

4TH QUARTER RESULTS

NET INTEREST INCOME

Net interest income was $24.1 million for the fourth quarter of 2008, which was a 28.2% increase over the fourth quarter of 2007.  Earning assets increased by approximately $350 million with approximately $275 million coming from the August 2008 acquisition of 1st Independence Bank and $75 million of organic growth.  Net interest margin, on a fully-taxable equivalent basis, was 3.85% for the fourth quarter of 2008 versus 3.49% for the fourth quarter of 2007.  On a linked quarter basis, the Company’s net interest margin decreased by seven basis points due primarily to interest reversals for loans that were classified as non-accrual during the quarter.

NON-INTEREST INCOME

The Company’s non-interest income was $6.3 million for the fourth quarter of 2008 compared to $7.0 million for the same period in 2007.  As mentioned above, the Company incurred a $1.2 million impairment charge on its mortgage servicing rights during the fourth quarter of 2008 which reduced non-interest income.  With the significant drop in mortgage rates at the end of 2008, the value of these assets declined.  Other significant items for the quarter included $683 thousand of gains related to the sales of investment securities which were offset by a decrease in other income.  The decrease in other income was primarily related to a decrease in income related to the Company’s bank-owned life insurance policies.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $19.6 million for the fourth quarter of 2008 compared to $16.8 million for the same period in 2007, an increase of 16.7%.  The primary drivers of the increase were the full-period impact of the acquisition of 1st Independence Bank, an increase in FDIC insurance expense and the costs incurred to convert the data processing system of 1st Independence Bank.  The Company’s efficiency ratio was 63.0% compared to 62.8% for the same period a year ago.  Excluding the mortgage servicing rights impairment charge, the Company’s efficiency ratio was 60.7% for the fourth quarter of 2008.

FULL YEAR RESULTS

BALANCE SHEET

Total assets were $2.9 billion as of December 31, 2008, an increase of approximately $363 million compared to year-end 2007.  The increase in assets was primarily attributable to the acquisition of 1st Independence Bank which added approximately $325 million in assets.  Total loans were $2.0 billion as of December 31, 2008, an increase of $301 million compared to year-end 2007.  Total deposits grew by 5.6% year-over-year and were $2.0 billion as of December 31, 2008.

NET INTEREST INCOME

Net interest income was $87.5 million for the full year 2008, which represents an increase of 17.6% versus 2007.  Net interest margin, on a fully-taxable equivalent basis, was 3.83% for 2008 compared to 3.57% for the same period a year ago.  Entering 2008, the Company’s balance sheet was favorably positioned for a reduction in interest rates.

NON-INTEREST INCOME

Non-interest income was $29.7 million for 2008 compared to $28.1 million for the same period in 2007.  Increases in service charges, interchange income and gains on the sale of investment securities were offset by the decrease in mortgage banking income and other income.  Other income decreased due primarily to a reduction in income related to bank-owned life insurance policies.

NON-INTEREST EXPENSE

Non-interest expense was $72.8 million compared to $68.0 million in 2007.  The impact of the 1st Independence acquisition and normal employee merit increases were the primary drivers of this increase.  The Company’s efficiency ratio was 60.8% for 2008 compared to 64.4% for 2007.

ASSET QUALITY

Non-performing assets were $65.3 million as of December 31, 2008 compared to $23.3 million as of December 31, 2007 and represented 2.25% of total assets at December 31, 2008 compared to 0.92% at year-end 2007.  On a linked-quarter basis, non-performing assets increased by approximately $18.0 million.  The increase was primarily attributable to three credits totaling $14.3 million.  These three credits relate to borrowers tied to the housing industry.  Net charge-offs for 2008 equaled 0.35% of average outstanding loans compared to 0.26% for 2007.  The Company’s allowance for loan losses was $34.5 million and represented 1.73% as a percent of total outstanding loans.  This compares to $14.3 million as of December 31, 2007, or 0.85% as a percent of loans.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended December 31		Twelve months ended December 31
Income Statement Summary	2008	2007	2008	2007
Interest Income	$37,523	$36,883	$144,659	$144,827
Interest Expense	13,466	18,089	57,134	70,430
Net Interest Income	24,057	18,794	87,525	74,397
Provision for Loan Losses	9,997	2,966	20,918	5,745
Noninterest Income:
Insurance commissions	483	459	2,073	1,864
Trust and investment product fees	337	282	1,575	1,569
Mortgage banking	(413)	796	2,565	2,921
Service charges on deposit accounts	3,917	3,630	14,555	13,312
Gain on sales of securities	683	(115)	1,118	114
Interchange income	905	789	3,600	3,159
Other	394	1,192	4,211	5,187
Total Noninterest Income	6,306	7,033	29,697	28,126
Noninterest Expense:
Employee	9,977	9,278	41,033	38,063
Occupancy	1,706	1,301	6,061	5,347
Equipment	1,930	1,406	6,496	5,788
Intangible amortization	704	667	2,607	2,666
Telecommunications	504	460	1,863	1,924
Stationary, printing, and supplies	356	331	1,374	1,475
Other	4,405	3,317	13,339	12,757
Total Noninterest Expense	19,582	16,760	72,773	68,020
Earnings Before Income Taxes	784	6,101	23,531	28,758
Provision for Income Taxes	(560)	1,252	4,379	6,888
Net Income	$1,344	$4,849	$19,152	$21,870

	Three months ended December 31		Twelve months ended December 31
Average Balance Sheet Data	2008	2007	2008	2007
Gross Loans	$1,973,871	$1,675,682	$1,791,727	$1,617,334
Earning Assets	2,547,886	2,196,943	2,342,114	2,144,010
Total Assets	2,849,761	2,484,733	2,628,137	2,438,515
Noninterest Bearing Deposits	218,339	195,418	203,979	190,162
Interest Bearing Deposits	1,847,397	1,672,821	1,738,594	1,640,770
Total Interest Bearing Liabilities	2,311,788	2,006,480	2,123,841	1,967,657
Shareholders’ Equity	297,962	261,915	277,695	257,633

	Three months ended December 31		Twelve months ended December 31
Per Share Data	2008	2007	2008	2007
Diluted Earnings Per Share	$0.07	$0.26	$1.00	$1.17
Cash Dividends Per Share	0.145	0.140	0.575	0.555
Market Value - High	21.02	18.09	21.27	19.01
Market Value - Low	12.74	14.36	12.15	14.36
Average Outstanding Shares (diluted)	20,137,655	18,606,398	19,108,586	18,699,394

	Three months ended December 31		Twelve months ended December 31
Key Ratios	2008	2007	2008	2007

Return on Average Assets	0.19%	0.78%	0.73%	0.90%
Return on Average Equity	1.79%	7.41%	6.90%	8.49%
Net Interest Margin	3.85%	3.49%	3.83%	3.57%
Efficiency Ratio	63.01%	62.83%	60.73%	64.37%
Net Overhead to Average Assets	1.85%	1.57%	1.64%	1.64%

Balance Sheet Highlights	2008	2007
As of December 31
Total Loans (Excluding Loans Held for Sale)	$1,995,148	$1,693,678
Allowance for Loan Losses	34,583	14,331
Total Securities	513,310	489,739
Goodwill and Intangible Assets	150,437	135,324
Total Assets	2,899,835	2,536,437
Noninterest Bearing Deposits	232,024	200,753
Interest Bearing Deposits (excluding Public Funds)	1,530,639	1,431,035
Public Fund Deposits	246,661	270,041
Repurchase Agreements	32,234	30,006
Other Borrowings	535,198	318,488
Shareholders’ Equity	299,949	264,102

Other Balance Sheet Data	2008	2007
As of December 31
Book Value Per Share	$14.90	$14.22
Loan Loss Reserve to Loans	1.73%	0.85%
Loan Loss Reserve to Non-Performing Loans	58.31%	69.93%
Nonperforming Assets to Total Assets	2.25%	0.92%
Outstanding Shares	20,136,362	18,570,139

Asset Quality	2008	2007
As of December 31
Loans Past Due 90 Days or More and Still Accruing	$3,639	$1,693
Non-accrual Loans	55,671	18,800
Other Real Estate Owned	5,944	2,769
Total Nonperforming Assets	$65,254	$23,262

Net Charge-offs - YTD	$6,230	$4,206
Net Charge-offs as a % of average loans	0.35%	0.26%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 85 banking offices through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.